=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:


[ ]    Preliminary proxy statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive proxy statement

[ ]    Definitive additional materials

[ ]    Soliciting material pursuant to Section 240.14a-11 (c) or Section
       240.14a-12

                                KELLOGG COMPANY
                (Name of Registrant as specified in its charter)

                                KELLOGG COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):


[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2), or Item 22(a)(2) of Schedule 14A

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _______________________________

       (4)  Proposed maximum aggregate value of transaction: __________________

       (5)  Total fee paid: ___________________________________________________

[X]    Fee paid previously with preliminary materials

[ ]    Check box if any  part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: ___________________________________________

       (2)  Form, Schedule or Registration Statement No.: _____________________

       (3)  Filing Party: _____________________________________________________

       (4)  Date Filed: _______________________________________________________

=============================================================================

                                     [LOGO]

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Stockholder:

It is my pleasure to invite you to attend the 1995 Annual Meeting of Stockholders of Kellogg Company to be held at 1 p.m., local time, on Friday, April 21, 1995. The meeting will be held at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS ONLY. IF YOU PLAN ON ATTENDING THE MEETING, PLEASE COMPLETE AND RETURN THE TICKET REQUEST ON THE INSIDE BACK PAGE OF THE PROXY STATEMENT. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you so desire.

Sincerely,

Arnold G. Langbo
Chairman of the Board
Chief Executive Officer

March 13, 1995

                                KELLOGG COMPANY
                               ONE KELLOGG SQUARE
                          BATTLE CREEK, MI 49016-3599

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 21, 1995

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of Kellogg Company, a Delaware corporation, will be held at 1 p.m., local time, on Friday, April 21, 1995, at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

          1. To elect four (4) directors for a three-year term to expire at the 1998 Annual Meeting of Stockholders;

          2. To consider and act upon the proposed Senior Executive Officer Performance Bonus Plan;

          3. To consider and act upon a proposed amendment to the Company's Amended and Restated Certificate of Incorporation which would reduce the maximum and minimum number of directors of the Company;

          4. To take action upon any other matters that may properly come before the meeting or any adjournments thereof.

     In accordance with the Bylaws and action of the Board of Directors, only stockholders of record at the close of business on March 1, 1995, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                                RICHARD M. CLARK
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1995

                                KELLOGG COMPANY
                               ONE KELLOGG SQUARE
                       BATTLE CREEK, MICHIGAN 49016-3599

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 21, 1995

     This Proxy Statement and the accompanying Proxy are furnished to stockholders of Kellogg Company (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Friday, April 21, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting or at any adjournment thereof. The Annual Report of the Company for 1994 including financial statements, the Notice of Annual Meeting, this Proxy Statement and the enclosed form of Proxy were initially mailed to stockholders on or about March 13, 1995.

     The enclosed Proxy is solicited by the Board of Directors of the Company.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement is to be borne by the Company. It may be necessary to conduct a certain amount of solicitation by telephone and in person. Such solicitation will be conducted in part by directors, officers and regular employees of the Company without special compensation. The Company has also retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are expected to be approximately $12,500. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the common stock of the Company at the Company's expense.

     It is important that your stock be represented at the Annual Meeting. Please complete and sign the enclosed Proxy and return it to the Company. Any person giving a Proxy has the power to revoke it at any time before it is voted, by delivery of a later-dated duly executed Proxy or in person at the Annual Meeting. Unless so revoked, all Proxies which are properly executed and received at or prior to the meeting will be voted in accordance with their specifications. If no contrary instruction is indicated in the Proxy, it will be voted "FOR" the election of directors as nominated, "FOR" the approval of the proposal concerning the Senior Executive Officer Performance Bonus Plan, "FOR" the proposal to amend the Company's Certificate of Incorporation, and in the discretion of the person(s) named as the proxy if any other business should properly come before the meeting.

     When a Proxy is returned properly dated and signed, the shares represented thereby, including shares held under the Company's Dividend Reinvestment Plan, will be voted by the person(s) named as the proxy in accordance with each stockholder's directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company's Savings and Investment Plans.

     Both abstention votes and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

                    VOTING SECURITIES AND OWNERSHIP THEREOF
                               BY CERTAIN PERSONS


     The record date for determining stockholders entitled to vote at the Annual Meeting is March 1, 1995. Each of the 221,096,969 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

     The W.K. Kellogg Foundation Trust (the "Trust") was, at December 31, 1994, the owner of 74,848,320 shares (33.8%) of the outstanding common stock of the Company. The Trust also had present or contingent beneficial interests under other trusts which held, as of such date, 360,960 shares (.16%) of the outstanding common stock of the Company. The trustees of the Trust are Charles
H. Ludlow, Russell G. Mawby, William E. LaMothe and The Bank of New York.



     The W.K. Kellogg Foundation, a charitable corporation organized under the laws of Michigan (the "Foundation"), is the sole beneficiary of the Trust. The Foundation, in addition to its beneficial interests under the Trust, had on such date present or contingent beneficial interests under other trusts which held 719,460 shares (.32%) of the outstanding common stock, which number includes the 360,960 shares in which the Trust had present or contingent interests.


     Under the terms of the Trust, in the event that a majority of the trustees of the Trust (which majority must include the corporate trustee) are unable to agree, the Foundation has the power to direct the voting of the common stock of the Company held in the Trust. With certain limitations, the Foundation also has the power to select or veto the selection of successor trustees of the Trust and to remove any trustee or successor trustee thereunder. Moreover, the Trust requires that a trustee of the Foundation be a trustee of the Trust. Russell G. Mawby, a director of the Company and a trustee of the Trust, also serves as Chairman of the Board and Chief Executive Officer of the Foundation. William E. LaMothe, who is a director and Chairman Emeritus of the Company, also serves as a trustee of the Trust and the Foundation.

     The following table shows each person who, at the close of business on December 31, 1994, was known by the Company to beneficially own more than five percent (5%) of the common stock of the Company.


                                                     AMOUNT AND NATURE OF      PERCENT OF CLASS ON
                 BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP       DECEMBER 31, 1994
- ---------------------------------------------------  ---------------------     --------------------
W. K. Kellogg Foundation Trust
  c/o The Bank of New York
  One Wall Street                                      74,848,320 shares
  New York, NY 10286                                        as fiduciary(1)             33.8
The Bank of New York
  One Wall Street                                      77,050,138 shares
  New York, NY 10286                                        as fiduciary(2)             34.7
George Gund III
  1821 Union Street
  San Francisco, CA 94123                              25,245,200 shares(3)             11.4
KeyCorp
  127 Public Square                                    25,566,340 shares
  Cleveland, OH 44114-1306                                  as fiduciary(4)             11.5

- ---------------

(1) Does not include 360,960 shares held in certain other trusts in which both the Trust and the Foundation have present or contingent beneficial interests and does not include an additional 358,500 shares held in trusts in which the Foundation has present or contingent beneficial interests. The Foundation has a beneficial or possible beneficial interest in an aggregate of 75,567,780 shares including the shares shown in the table for the Trust. All 74,848,320 shares beneficially owned by the Trust are also included in the shares shown in the table above as beneficially owned by the Bank of New York.


(2) Of the shares beneficially held, The Bank of New York has sole voting power for 91,914 shares, shared voting power for 76,958,224 shares (including those shares beneficially owned by the Trust), sole investment power for 43,608 shares and shared investment power for 74,897,520 shares (including those shares beneficially owned by the Trust). The Bank is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees.


(3) George Gund III has sole power to vote or direct the vote and shared power to dispose or direct the disposition of 112,000 of these shares; shared power to vote or direct the vote of 25,133,200 of these shares; and shared power to dispose or direct the disposition of 7,349,546 of these shares. 6,291,200 of the shares which Mr. Gund has shared power to vote and to dispose are held by a nonprofit foundation of which George Gund III is one of five trustees and one of nine members as to which shares Mr. Gund disclaims beneficial ownership. Gordon Gund, a director of the Company, is a brother of George Gund III and does not have any voting or investment power in any of the shares shown as beneficially owned by George Gund III.



(4) Of the shares beneficially held, KeyCorp, the parent company of Society Corporation, has sole voting power for 251,668 shares; shared voting power for 7,399,693 shares (including certain of the shares beneficially owned by George Gund III); sole investment power for 18,175,567 shares; and shared investment power for 7,366,153 shares.


     The following table sets forth the number of shares of common stock of the Company beneficially owned as of February 1, 1995, by each continuing director and nominee for director; each executive officer included in the Summary Compensation Table; and all directors and executive officers as a group.


                                                                        AMOUNT AND
                                                                        NATURE OF
                                                                   BENEFICIAL OWNERSHIP
                                  NAME                                    (1)(2)
        ---------------------------------------------------------  --------------------
        William A. Camstra.......................................          131,085
        Gary E. Costley..........................................          142,786
        Charles W. Elliott.......................................          129,073
        Claudio X. Gonzalez......................................            1,016
        Gordon Gund..............................................            3,000
        Thomas A. Knowlton.......................................          114,422
        William E. LaMothe(3)(4).................................          692,718
        Arnold G. Langbo(5)......................................          477,873
        Russell G. Mawby(3)......................................            3,400
        Ann McLaughlin...........................................            1,667
        J. Richard Munro.........................................            1,200
        Harold A. Poling.........................................            1,000
        Donald Rumsfeld..........................................            8,000
        Timothy P. Smucker(6)....................................            3,000
        Donald W. Thomason.......................................          120,826
        Dolores D. Wharton.......................................            6,051
        John L. Zabriskie........................................              500
        All executive officers and directors as a group,
          consisting of
          26 persons, including those named above(7).............        2,416,429

- ---------------

(1) The percentage of shares beneficially owned by all executive officers and directors of the Company as a group was one percent (1%) of the Company's issued and outstanding common stock.

(2) The number of shares shown in the table includes the following respectively indicated shares which individual directors and all executive officers and directors of the Company, as a group, may presently elect to acquire by exercising options granted them under Company-sponsored stock plans and which remain unexercised on February 1, 1995: William A. Camstra, 70,382; Gary E. Costley, 101,232; Charles W. Elliott, 97,550; Thomas A. Knowlton, 91,366; William E. LaMothe, 272,770; Arnold G. Langbo, 407,835; Donald W. Thomason, 95,106; all directors and executive officers as a group, including the above named individuals, 1,578,464.


(3) Does not include 74,848,320 shares owned by the Trust as to which Russell G. Mawby and William E. LaMothe, as trustees of such Trust, share voting and investment power with the other trustees, or shares of the Company's common stock as to which the Trust or the Foundation has present or contingent interests. Dr. Mawby is Chairman of the Board and Chief Executive Officer of the Foundation and Mr. LaMothe is a trustee of the Foundation, which, under certain circumstances, has the power to direct the voting of the common stock of the Company held by the Trust.

(4) Does not include 48,400 shares held by Mr. LaMothe's wife in a living trust, 33,000 shares he holds in a grantor retained income trust, and 33,000 shares held by Mr. LaMothe's wife in a grantor retained income trust, as to which Mr. LaMothe has neither voting nor investment power, or 54,610 shares held by the Patricia A. and William E. LaMothe Foundation, a charitable foundation organized under the laws of the state of Michigan. Mr. LaMothe disclaims beneficial ownership of all such shares.

(5) Does not include 20,300 shares held by Mr. Langbo's wife in a nonrevocable trust, as to which Mr. Langbo has neither voting nor investment power, or 8,780 shares held by the Arnold G. and Martha M. Langbo Foundation, a charitable foundation organized under the laws of the state of Michigan. Mr. Langbo disclaims beneficial ownership of all such shares.

(6) Does not include 500 shares held by Mr. Smucker's wife as custodian for the benefit of Mr. Smucker's minor child under the Uniform Gift to Minors Act, as to which Mr. Smucker has neither voting nor investment power. Mr. Smucker disclaims beneficial ownership of such shares.

(7) Shares shown as beneficially owned include those that may be held either individually, jointly or pursuant to a trust arrangement.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than twelve (12) nor more than eighteen (18) directors divided into three (3) classes as nearly equal in number as possible and that each director shall be elected for a term of three (3) years with a term of one class expiring each year. There are currently thirteen (13) members of the Board. At the Annual Meeting, the stockholders will be asked to consider a proposal to reduce the minimum number of directors to seven (7) and the maximum to fifteen (15). See "Proposal
3 -- Proposal to Approve an Amendment to the Certificate of Incorporation."


     Four (4) directors are to be elected at the Annual Meeting to serve for a term ending at the 1998 Annual Meeting of Stockholders or until their respective successors are elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOLLOWING NOMINEES: Gordon Gund, William E. LaMothe, Russell G. Mawby and Ann McLaughlin. Each nominee was proposed by the Nominating Committee for consideration by the Board of Directors and presentment to the stockholders. Each nominee has previously been elected by the stockholders to serve as a director of the Company. Effective January 1, 1995, Dr. John L. Zabriskie was appointed by the Board of Directors to fill the vacancy created by the retirement of Dr. Norman A. Brown.


     Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors. Consequently, shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors. It is intended that, unless authority is withheld, the Proxies given will be voted "FOR" all the four (4) nominees. In case any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board of Directors to replace any such nominee. However, the Board of Directors does not anticipate this will occur.

     Pursuant to the Company's Bylaws, written notice of other qualifying nominations by stockholders for election to the Board of Directors must have been received by the Secretary no earlier than December 1, 1994 and no later than January 30, 1995. As no notice of any such other nominations was received, no other nominations for election to the Board of Directors may be made by stockholders at this year's Annual Meeting of Stockholders.

     Background information with respect to the four (4) nominees for election and the continuing directors of the Company, including their business experience, age, years of service as a director and photographs, appears below grouped by the date of the Annual Meeting of Stockholders at which their respective term of office is scheduled to expire.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
- ---------------
                  GORDON GUND. Mr. Gund, age 55, has served as a director of the Company since 1986. He is President and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is a member of the Board of Governors of the National Hockey League and the
    [PHOTO] National Basketball Association and is principal owner of the Cleveland Cavaliers NBA team and the Gund Arena, home of the Cavaliers. He is also Co-Owner of the San Jose Sharks, a National Hockey League team. He is a director of Corning, Incorporated; general partner of GUS Enterprises, a real estate development company; and principal owner and Chairman of Nationwide Advertising Service, Inc., a recruitment advertising agency. Mr. Gund is also Chairman and co-founder of the Foundation Fighting Blindness.
- ---------------
- ---------------
                  WILLIAM E. LAMOTHE. Mr. LaMothe, age 68, has served as a director of the Company since 1972. He retired as Chairman of the Board and Chief Executive Officer of Kellogg Company on December 31, 1991. He had been employed by the Company since
    [PHOTO] 1950 and was elected a Vice President in 1962. He was named President and Chief Operating Officer in 1973, became Chief Executive Officer in January 1979 and Chairman of the Board in December 1979. Mr. LaMothe is a director of The Allstate Insurance Co.; Sears, Roebuck & Co.; and The Upjohn Company. He is a member of the Board of Trustees of the W.K. Kellogg Foundation and the W.K. Kellogg Foundation Trust.
- ---------------
- ---------------
                  RUSSELL G. MAWBY. Dr. Mawby, age 67, has served as a director of the Company since 1974. He is Chairman of the Board of Trustees of the W.K. Kellogg Foundation and a trustee of the W.K. Kellogg Foundation Trust. Dr. Mawby has been employed by
    [PHOTO] the Foundation since 1964 and was named Chief Executive Officer in 1970. He is a director of The J. M. Smucker Company and a member of the Board of Trustees of Starr Commonwealth Schools, Michigan Nonprofit Forum and Michigan State University.
- ---------------
- ---------------
                  ANN MCLAUGHLIN. Ms. McLaughlin, age 53, has served as a director of the Company since 1989. She is President of the Federal City Council in Washington, D.C., a nonprofit, nonpartisan organization dedicated to improving the nation's capital, and a member of the Boards of The Public Agenda Foundation and The Conservation Fund. Ms. McLaughlin is Vice
    [PHOTO] Chairman of The Aspen Institute and a trustee of the Center for Strategic and International Studies and The Urban Institute. She was President and Chief Executive Officer of New American Schools Development Corporation, a private, nonprofit education reform organization, from July 1992 until April 1993. From 1989 to 1992, she was a Visiting Fellow at the Urban Institute, a private, nonprofit policy research and educational organization. Ms. McLaughlin was Chairman of the
- ---------------   President's Commission on Aviation Security and Terrorism
                  between 1989 and 1990. She was Secretary of Labor from 1987 through 1989 and served as Under Secretary of the Department of Interior from 1984 through 1987. She is a member of the Board of Directors of AMR Corporation (the parent company of American Airlines); General Motors Corporation; Nordstrom, Inc.; Potomac Electric Power Company; Host Marriott Corporation; Union Camp Corporation; Vulcan Materials
                  Company; and FANNIE MAE (Federal National Mortgage
                  Association).

                               CONTINUING DIRECTORS OF THE COMPANY


                                   DIRECTORS TO SERVE UNTIL THE
                               1996 ANNUAL MEETING OF STOCKHOLDERS


- -----------
                  CHARLES W. ELLIOTT. Mr. Elliott, age 63, has served as a director of the Company since 1989. He is Executive Vice President -- Administration and Chief Financial Officer of the Company. Mr. Elliott joined Kellogg in 1987, having previously been employed for thirty years by Price Waterhouse, an independent accounting firm. Mr. Elliott is a member of the
[PHOTO] Board of Directors of Stanhome, Inc.; Steelcase Financial Corporation, a subsidiary of Steelcase, Inc.; and EMPHESYS Financial Group, Inc. He is also a member of the Advisory Board of Comerica Bank of Battle Creek, Michigan; a trustee of Ambassador Funds; and a member of the Board of Trustees of the Western Michigan University Foundation.
- -----------
- -----------
                  CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 60, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products, writing and other papers, and
[PHOTO] pulp. He is a director of Kimberly-Clark Corporation; General Electric Co.; Banco Nacional de Mexico; Grupo Industrial ALFA; Grupo Industrial Saltillo; Grupo Carso; IBM Latin America; Synkro; Telefonos de Mexico; and The Mexico Fund. He is also a member of the Advisory Council of the Stanford University Graduate School of Business.
- -----------



                  DONALD RUMSFELD. Mr. Rumsfeld, age 62, has served as a
                  director of the Company since 1985. In 1993, Mr. Rumsfeld
- -----------       retired as Chairman and Chief Executive Officer of General
                  Instrument Corporation, an international electronics company, a position which he had held since 1990. Mr. Rumsfeld was
                  senior advisor to William Blair & Co. (an investment banking firm) from 1985 until 1990. Previously, Mr. Rumsfeld served as
[PHOTO] Chief Executive Officer of G. D. Searle & Co. and in a variety of government posts, including U.S. Congressman, Ambassador to NATO, White House Chief of Staff, Special Presidential Envoy
                  and Secretary of Defense. Mr. Rumsfeld is a member of the
                  Board of Directors of The Allstate Insurance Co.;
- -----------       Amylin Pharmaceuticals, Inc.; Gilead Sciences, Inc.; Metricom,
                  Inc.; Sears, Roebuck & Co.; and the Tribune Company.




                  JOHN L. ZABRISKIE. Dr. Zabriskie, age 55, has served as a director of the Company since January 1, 1995, when he was appointed by the Board of Directors to fill a vacancy on the
- -----------       Board. He is Chairman of the Board and Chief Executive Officer
                  of The Upjohn Company, a leading prescription drug
                  manufacturer. Prior to joining Upjohn, Dr. Zabriskie was Executive Vice President of Merck & Co., Inc., a leading international pharmaceutical company, and President of its
[PHOTO] Manufacturing Division. Before assuming his position as Executive Vice President of Merck in 1993, he had served as Senior Vice President of Merck since 1991. Prior to 1991, he was President of Merck Sharp & Dohme, Merck's U.S. pharmaceutical business. Dr. Zabriskie is a
- -----------       Director of First of America Bank Corp. and a member of the
                  U.S. Healthcare Leadership Council.

                                   DIRECTORS TO SERVE UNTIL THE

                               1997 ANNUAL MEETING OF STOCKHOLDERS
- ---------------
                  ARNOLD G. LANGBO. Mr. Langbo, age 57, has served as a director of the Company since 1990 and was elected Chairman of the Board and Chief Executive Officer effective January 1, 1992. Mr. Langbo has been employed by the Company since 1956 and was elected a Vice President in 1979. He was named Executive Vice
    [PHOTO] President in 1981 and President, Kellogg International in 1986. He served as President and Chief Operating Officer of the Company from 1990 through 1991. Mr. Langbo is a Director of Johnson & Johnson and Whirlpool Corporation. He is also a member of the Board of Trustees of Albion College and the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University.
- ---------------

- ---------------
                  J. RICHARD MUNRO. Mr. Munro, age 64, has served as a director of the Company since 1990. He is Chairman of the Executive Committee of Time Warner Inc., a publishing and entertainment company. Prior to serving in this position, he was Co-Chairman and Co-Chief Executive Officer of Time Warner Inc. Mr. Munro
    [PHOTO] is a director of Time Warner Inc.; Mobil Corporation; K Mart Corporation and Genentech, Inc. He is a member of the Council on Foreign Relations and the Juvenile Diabetes Foundation's Council on Research Development. He is also Chairman of the Points of Light Foundation. Mr. Munro is a trustee of Teachers College, Columbia University, Hamilton College and St. Lawrence University. He is also a member of the Board of
- ---------------   Visitors of The Graduate School and University Center of the
                  City University of New York and a director of the United Negro College Fund, Inc.

- ---------------
                  HAROLD A. POLING. Mr. Poling, age 69, has served as a director of the Company since 1993. In 1993, Mr. Poling retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company, an automobile manufacturing company, a position he had held since 1990. Mr. Poling had served in a variety of capacities with Ford Motor Company since 1951. He is a
    [PHOTO] director of Shell Oil Company, LTV Corporation, Chicago and North Western Holdings Corporation and Flint Ink Corporation. He is a director of Monmouth (Ill.) College Senate, Chairman of the Business-Higher Education Forum and Chairman of the Dean's Advisory Council-Indiana University School of Business. Mr. Poling is a member of the Board of Directors and a trustee of Beaumont Hospital. He also serves as a member of The
- ---------------   Business Council, BHP International Advisory Council and
                  International Board of VIAG.

- ---------------
                  TIMOTHY P. SMUCKER. Mr. Smucker, age 50, has served as a director of the Company since 1989. He is Chairman of The J.
                  M. Smucker Company, a leading manufacturer of preserves, jellies, ice cream toppings, natural juice drinks and pies. He has been employed by The J. M. Smucker Company since 1969 and,
    [PHOTO] after serving in a variety of capacities, was named President and Chief Operating Officer in 1981 and Chairman in 1987. Mr. Smucker is a member of the Board of Huntington Bancshares Inc. He also serves on the Committee for Economic Development and the Board of Second Harvest. He is an emeritus life member of the Board of Trustees of The College of Wooster.
- ---------------

- --------------
                  DOLORES D. WHARTON. Mrs. Wharton, age 67, has served as a director of the Company since 1976. She is Chairman and Chief Executive Officer of The Fund for Corporate Initiatives, Inc.,
[PHOTO] a private operating foundation devoted to strengthening the role of minorities and women in the corporate world. Mrs. Wharton is a director of Gannett Co., Inc. and Communication Satellite Corporation (COMSAT).
- --------------

                          ABOUT THE BOARD OF DIRECTORS


     The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Committee on Social Responsibility, Compensation Committee, Employee Benefits Advisory Committee, Finance Committee, and the Nominating Committee.


     The Executive Committee is generally empowered to act on behalf of the Board. The Executive Committee met one (1) time during 1994. The members of the Executive Committee are Mr. Langbo, Chairman, Mr. Gund, Dr. Mawby and Mr. Poling.

     The Audit Committee reviews the accounting principles, the controls and scope of the audit practices of the Company, and makes reports and recommendations to the Board of Directors on those matters and with respect to the independent auditor and internal auditors. It met two (2) times in 1994. The members of the Audit Committee are Mr. Gonzalez, Chairman, Ms. McLaughlin, Mr. Munro, Mr. Smucker and Dr. Zabriskie.

     The Committee on Social Responsibility investigates and reviews the manner in which the Company discharges its social responsibilities and recommends to the Board of Directors policies, programs and procedures it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met one (1) time in 1994. The members of the Committee on Social Responsibility are Ms. McLaughlin, Chairman, Mr. Elliott, Mr. LaMothe, Dr. Mawby, Mrs. Wharton and Dr. Zabriskie.


     The Compensation Committee reviews recommendations for compensating management personnel, determines compensation of the Chief Executive Officer, reviews trends in management compensation, and provides advice and recommendations to the Board of Directors on these subjects. It met four (4) times in 1994. The members of the Compensation Committee are Dr. Mawby, Chairman, Mr. Gund, Mr. Munro, Mr. Poling, Mr. Rumsfeld and Mrs. Wharton. See pages 15 through 18 of this Proxy Statement for the Compensation Committee's Report on Executive Compensation.


     The Employee Benefits Advisory Committee reviews the financial performance of the Company's employee benefits plans and reports to the Board of Directors with respect thereto. It met one (1) time in 1994. The members of the Employee Benefits Advisory Committee are Mrs. Wharton, Chairman, Mr. Elliott, Mr. Gonzalez, Mr. Smucker and Dr. Zabriskie.


     The Finance Committee reviews and makes recommendations to the Board of Directors regarding the financial and capital structure and programs of the Company, borrowing commitments, and other significant financial matters, including significant deployment and redeployment of assets of the Company. It met two (2) times in 1994. The members of the Finance Committee are Mr. Rumsfeld, Chairman, Mr. Elliott, Mr. Gonzalez, Mr. LaMothe and Mr. Smucker.



     The Nominating Committee advises the Board on corporate governance issues, investigates and reviews the qualifications of candidates and recommends nominees to the Board of Directors. It met three (3) times in 1994. The members of the Nominating Committee are Mr. Gund, Chairman, Mr. LaMothe, Ms. McLaughlin, Mr. Munro, Mr. Poling and Mr. Rumsfeld. Stockholder recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee. Such recommendations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599, which will forward them to the Chairman of the Nominating Committee.

     With respect to the 1996 Annual Meeting of Stockholders, a stockholder will be permitted to nominate at such meeting one or more persons for election as director only if written notice of such stockholder's intent to make such nomination or nominations is received by the Company not earlier than December 1, 1995, and not later than January 30, 1996, and such stockholder complies with certain other requirements specified in the Company's Bylaws.

     During 1994, the Board of Directors held seven (7) meetings. Each of the directors attended at least 75% or more of the total number of meetings of the Board and of all Board committees of which the director was a member during 1994.

NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS

     Each director who is not an employee of the Company or its affiliates receives an annual retainer fee of $25,000; $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended; $4,000 if he or she served as Chairman of a committee; reimbursement for all expenses incurred in attending such meetings; and, pursuant to the Stock Compensation Program for Non-Employee Directors (the "Program"), 200 shares of the Company's common stock.

     Under the Program, 200 shares of common stock will be granted to each eligible non-employee director following the annual meeting each year until April 1999, when the Program will expire. All non-employee directors participate in the Program on a non-discretionary basis. The shares of stock are granted as part of the directors' regular compensation. The directors also receive a payment each year to compensate them for the taxes incurred as a result of receiving the shares of stock. 189,200 shares of stock are available for issuance under the Program.

     Pursuant to a plan amended and restated as of August 1, 1986, non-employee directors of the Company may each year make an irrevocable election to defer receipt of all or a specified portion of cash compensation otherwise payable for services rendered for the ensuing year as a member of the Company's Board of Directors. A participating director's deferred compensation shall be credited to an account in the form of Units and fractional Units, and each Unit shall be initially valued in an amount equal to one hundred percent (100%) of the fair market value of one share of the common stock of the Company on the date the Unit is so credited. In the event that dividends may be declared by the Company's Board of Directors, a fractional Unit representing the dividend paid per share of common stock shall be credited for each whole Unit then allocated to the account of a participating director. A participant's account balance is paid in cash upon his or her termination of service as a director, over a period from one to ten years, depending on the election of the director made at the time of the irrevocable election.

     A director who is not an employee of the Company and meets certain other qualifications is entitled to be paid an annual retirement benefit for a maximum period of up to ten (10) years in an amount equal to the standard annual retainer payable to non-employee directors of the Company at the time of such director's retirement. Should the retired director not survive the maximum period, the surviving spouse will receive 75% of the benefit for the remainder of the period.

     The Company maintains Director and Officer Liability Insurance which individually insures the directors and officers of the Company against losses which they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. Travel accident insurance is also maintained for each director of the Company.

     All directors of the Company are eligible to participate in the Director's Charitable Awards Program, in which each director is entitled to name up to four education-related, tax-exempt organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. A director will be vested in the Program upon completion of seven (7) years of service as a director or upon the death or disability of such director.

OTHER TRANSACTIONS


     Timothy P. Smucker, a director of the Company, is a director and Chairman of The J.M. Smucker Company ("JMS"). JMS is a supplier to the Company of several products. The Company purchased $28,294,274 of product from JMS during 1994.


     In 1994, the Company sold the business and assets of the Mrs. Smith's frozen pie business to JMS for $83,800,000 in cash plus the assumption of certain liabilities. The business was sold following a competitive auction process conducted by the Company with the assistance of an investment banking firm. The purchaser was selected based upon the price offered and other factors deemed relevant by management in order to secure a transaction in the best interest of the Company and its stockholders. Neither Dr. Mawby, a director of the Company and a director of JMS, nor Mr. Smucker, a director of the Company and a director and Chairman of JMS, participated in the selection of the successful bidder by the Company.

PROPOSAL 2.

                      PROPOSAL TO APPROVE ADOPTION OF THE
                SENIOR EXECUTIVE OFFICER PERFORMANCE BONUS PLAN


     Pursuant to a recommendation of the Compensation Committee (the "Committee") of the Board of Directors of the Company, on February 17, 1995 the Board adopted the Senior Executive Officer Performance Bonus Plan (the "Performance Bonus Plan" or the "Plan"), subject to stockholder approval. The stockholders are now requested to approve the adoption of this Plan.


     The summary of the Performance Bonus Plan which follows is subject to the specific provisions contained in the official text as set forth in Appendix A to this Proxy Statement.

PURPOSE AND ELIGIBILITY

     The purpose of the Performance Bonus Plan is to specifically motivate the Company's executive officers through awards of annual cash bonuses to achieve strategic, financial and operating objectives; to reward their contribution toward improvement in financial performance; to provide the executive officers with an additional incentive to contribute to the success of the Company; to offer a total compensation package that is competitive in the industry; and to include a bonus component which is intended to qualify as performance-based compensation deductible by the Company under the Internal Revenue Code of 1986, as amended. Such executive officers of the Company as determined by the Compensation Committee of the Board will be eligible to receive payments hereunder.

ADMINISTRATION AND CALCULATION OF AWARDS

     The Performance Bonus Plan will be administered by the Committee, whose members qualify as "outside directors" as that term is defined under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Under the Plan, the Committee has the authority to determine eligibility of executive officers and the financial and other performance criteria applicable to the maximum potential recommended bonus (the "Award") which a participating executive officer may receive for services during that year. The Committee will evaluate performance by pre-established performance factors, including long-term financial and non-financial objectives, Company performance as measured by the Corporate Incentive Factor (as defined), and with respect to the Chief Executive Officer, the factors described in Section 3 of the Plan. Awards will be based on the achievement of such performance criteria. Negative discretion may be used by the Committee to reduce the Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participating executive officer have the effect of increasing the amount of an Award otherwise payable to any other participating executive officer.

MAXIMUM BONUS AWARDS

     The total of all Awards payable to any "covered employee" within the meaning of Section 162(m) (i.e., the CEO and four most highly compensated officers of the Company, other than the CEO, as of the end of a performance year) shall not under any circumstances exceed 3/4 of 1 percent (.0075) of the net income of the Company (the "Maximum Bonus Awards Pool") and no one individual may receive more than 60% of such pool. Net income is defined in the Plan as "net income available for common stockholders as reported in the Company's audited financial statements, but not including extraordinary items and the cumulative effect of accounting changes." In the event that the total of all Awards payable to covered employees should exceed the Maximum Bonus Awards Pool as specified above, the Award of each covered employee will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

REASONS FOR STOCKHOLDER APPROVAL

     Under recently enacted Section 162(m), the Company desires to deduct from its corporate income for the purpose of computing the Company's Federal corporate income tax liability compensation in excess of $1 million received by "covered employees" from the Company.


     The Company intends that for fiscal year 1995 and beyond, Awards under the Performance Bonus Plan qualify as performance-based compensation. Given the absence of final regulations, decided cases or revenue rulings, however, the effect of Section 162(m) on the deductibility of the executive officers' compensation cannot be ascertained with certainty. As a result, notwithstanding the foregoing discussion, no assurance can be given as to the deductibility of the executive officers' compensation under Section 162(m), any future temporary or final regulations, interpretations, decided cases or revenue rulings.

     The Awards payable under the Plan for services to be rendered in 1995 are not determinable. Had the Performance Bonus Plan been in effect in 1994, the Awards that would have been paid would equal the 1994 bonuses shown in the Summary Compensation Table on page 13 of this Proxy Statement.

REQUIRED VOTE FOR APPROVAL

     Approval of the Performance Bonus Plan will require the affirmative vote of stockholders holding a majority of the Company's shares present in person or by Proxy and entitled to vote at the Annual Meeting of Stockholders. Proxies solicited by the Board of Directors will be voted "FOR" this proposal unless stockholders specify to the contrary in their proxies or specifically abstain from voting on this matter. Under Delaware law, while broker "non-votes," if any, are not counted in determining the total number of votes cast on this proposal (and thus have no effect on the outcome), abstentions are counted and have the effect of a vote against the proposal. If the required stockholder approval is not obtained, the Committee will consider alternative incentive compensation arrangements which may or may not qualify under Section 162(m) as performance-based compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PERFORMANCE BONUS PLAN.

PROPOSAL 3.

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

                              NUMBER OF DIRECTORS

     On October 21, 1994, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to provide that the size of the Board of Directors shall not be less than seven (7) nor more than fifteen (15) persons, with the exact number of directors to be determined from time-to-time by resolution of the Board. The Board of Directors has currently set the number of directors at thirteen (13).

REASONS FOR THE AMENDMENT

     In December 1985, the stockholders of the Company approved certain amendments to the Certificate including a provision fixing the Board of Directors at not less than twelve (12) nor more than eighteen (18) persons, with the exact number of directors to be determined from time-to-time by resolution of the Board.

     The Board believes that a minimum and a maximum as high as twelve (12) and eighteen (18), respectively, is unnecessarily large and that a reduced board size is more appropriate for the following reasons:

     - The ability to select a smaller Board size will promote efficiencies in providing direction of the Company's affairs.

     - The ability to select a smaller Board size will facilitate communications and decision-making.


     - The lower minimum number of directors could help to avoid having to fill Board vacancies on short notice and thereby preserve the high quality of the Board while maintaining its diversity of experience and points of view.


     - The present maximum of eighteen (18) directors is high and unlikely to be utilized in light of the current size of the Company's Board and the current sizes of the boards of other publicly traded food companies.

     The Board has concluded that adoption of the proposed amendment to the Certificate will be beneficial to and in the best interests of the Company and its stockholders. In addition, it is believed that the proposed reduction in the size of the Board of Directors is appropriate for the present day operations and business of the Company. Accordingly, the Board is proposing that Article TENTH of the Certificate be amended to specify a range of directors of between seven
(7) and fifteen (15) directors.

     The full text of the first paragraph of Article TENTH of the Certificate, as currently in effect and as proposed to be amended, is set forth in Appendix B to this Proxy Statement. Dated historical references have also been deleted from this same paragraph. The preceding description of the proposed amendment to the Certificate is qualified in its entirety by reference to Appendix B.

REQUIRED VOTE FOR APPROVAL

     Approval of the proposed amendments by the stockholders requires the affirmative vote of the holders of not less than two-thirds of the voting power of all outstanding shares of the Company's common stock. Proxies solicited by the Board of Directors will be voted "FOR" this proposal unless stockholders specify to the contrary in their proxies or specifically abstain from voting on this matter. Abstention and broker "non-votes" will have the same effect as a vote "against" this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THIS PROPOSAL TO AMEND THE CERTIFICATE TO REDUCE THE MINIMUM AND MAXIMUM NUMBERS OF DIRECTORS.

                             EXECUTIVE COMPENSATION

     The following table shows the annual compensation and the long-term compensation paid to or earned by the Company's Chief Executive Officer and the five (5) most highly compensated of its executive officers for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                   -----------------------
                                                ANNUAL COMPENSATION                  AWARDS
                                      ----------------------------------------     ----------     PAYOUTS
                                                                       OTHER       SECURITIES     --------
      NAME AND                                                        ANNUAL       UNDERLYING       LTIP     ALL OTHER
      PRINCIPAL                               SALARY       BONUS     COMPENSA-      OPTIONS       PAYOUTS    COMPENSA-
      POSITION                        YEAR     ($)          ($)       TION($)        (#)(2)        ($)(3)    TION($)(4)
- ---------------------                 ----   --------     --------   ---------     ----------     --------   ----------
A. G. Langbo                          1994   $800,000     $688,500          0         83,000(7)         0     $  9,967
  CEO                                 1993    720,000      546,000   $  3,920(1)     117,791(8)  $122,847       10,154
                                      1992    570,000      680,000      4,800(1)     196,950            0        9,889

T. A. Knowlton                        1994    379,167      255,000     82,934(5)      18,500            0       10,034
  Executive                           1993    330,000      172,900     96,179(5)      16,000            0       11,380
  Vice President                      1992    280,000      200,000    125,626(5)      45,833            0        9,059

C. W. Elliott                         1994    395,000      193,800          0         15,000            0        9,500
  Executive                           1993    385,000      145,600          0         27,550            0        9,254
  Vice President                      1992    370,000      170,000          0         62,000            0        9,022

D. W. Thomason                        1994    345,000      234,600          0         20,000            0        9,634
  Executive                           1993    315,000      182,000          0         24,574            0        9,421
  Vice President                      1992    275,000      190,000          0         57,249            0        9,155

W. A. Camstra                         1994    315,000      204,000     17,488(6)      13,000            0        9,514
  Executive                           1993    303,000      136,500     27,119(6)      11,000            0        9,090
  Vice President                      1992    278,000      151,500          0         60,945            0        9,417

G. E. Costley                         1994    568,174(9)         0          0         27,000            0        9,634
  Former Executive                    1993    445,000      250,250      1,960(1)      24,000      100,385        9,388
  Vice President                      1992    410,000      285,000      2,400(1)     104,395            0        9,289

- ---------------

(1) Represents dividend equivalents paid under the Company's Book Value Unit/Share Incentive Plan (the "Book Value Plan"), a long-term compensation plan that was discontinued in 1981.

(2) Includes new stock options and "reload options" (as defined below) granted under the 1991 Incentive Plan. New stock options were granted in 1992, 1993 and 1994 for 70,000, 65,000 (including 10,000 shares granted in January 1994 in lieu of a portion of his bonus for 1993), and 83,000 shares (including 10,000 shares granted in January 1995 in lieu of a portion of his bonus for
    1994) to Mr. Langbo; 12,000, 16,000, and 18,500 shares to Mr. Knowlton; 13,000, 13,500, and 15,000 shares to Mr. Elliott; 16,000, 17,000, and 20,000 shares to Mr. Thomason; 12,000, 11,000, and 13,000 shares to Mr. Camstra; and 24,000, 24,000, and 27,000 shares to Dr. Costley, respectively. All other options were reload options. A reload option (a) is an option to purchase a number of shares of the Company's common stock equal to the number of shares the employee returns to the Company as payment for the exercise of a previously granted option (the aggregate of shares and options owned by the employee is not increased); (b) has an exercise price equal to the market value of the Company's common stock at the date the reload option is granted (the employee receives no gain upon issuance of the reload option); (c) has a term limited to the remaining term of the option that was exercised; and (d) may not be granted within six months of a previous reload option grant. The Company believes that the reload option feature of the 1991 Incentive Plan has increased key employee ownership of the Company's common stock thereby further aligning the interests of the Company's key employees and stockholders.

(3) These amounts were distributed to Messrs. Langbo and Costley upon discontinuance of their outstanding Units under the Book Value Plan. Absent the discontinuance of the Units by the Committee and the determination of the Committee to make early payment, Messrs. Langbo and Costley would not have been entitled under the Book Value Plan to receive the value of their Units until the termination of their employment with the Company.

(4) The amounts in this column represent Company matching contributions on behalf of each named individual to the Kellogg Company Salaried Savings and Investment Plan, a defined contribution plan intended to qualify under the Internal Revenue Code of 1986, as amended (the "Code").

(5) These amounts represent allowances paid to or on behalf of Mr. Knowlton primarily under the Company's Expatriate Compensation Program and include a housing allowance (net of Mr. Knowlton's contribution) of $49,140 in 1992, $30,704 in 1993 and $25,484 in 1994, and a schooling allowance of $22,811 in 1993 and $10,002 in 1994, and a company-paid automobile.

(6) These amounts represent allowances paid to or on behalf of Mr. Camstra primarily under the Company's Expatriate Compensation Program and include a housing allowance (net of Mr. Camstra's contribution) of $27,119 in 1993 and $11,506 in 1994.


(7) Includes options for 10,000 shares which the Committee granted to Mr. Langbo in January 1995, in lieu of a portion of his cash bonus which was earned in 1994. See "Report of the Compensation Committee on Executive Compensation -- Chief Executive Officer Compensation." Does not include options discussed in footnote (8) below.


(8) Includes options for 10,000 shares which the Committee granted to Mr. Langbo in January 1994, in lieu of a portion of his cash bonus which was earned in 1993.

(9) Pursuant to an agreement entered into with the Company effective July 1, 1994 (the "Agreement"), Dr. Costley resigned his position as an executive officer of the Company. Under the Agreement, in consideration of, among other things, a covenant not to compete, Dr. Costley was paid his salary through December 31, 1994 and will be paid a salary at an annual rate of $221,736 through October 31, 1998. The Agreement also provides for supplemental pension payments of approximately $39,900 annually beginning November 1, 1998.

OPTION GRANTS

     The following table provides information regarding stock options granted to the persons named in the Summary Compensation Table during 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                                  ---------------------------
                                   NUMBER OF      % OF TOTAL
                                  SECURITIES        OPTIONS                                     GRANT
                                  UNDERLYING      GRANTED TO                                     DATE
                                    OPTIONS        EMPLOYEES      EXERCISE                     PRESENT
                                    GRANTED        IN FISCAL        PRICE       EXPIRATION      VALUE
              NAME                  (#)(1)         YEAR (%)       ($/SHARE)        DATE         ($)(3)
- --------------------------------  -----------     -----------     ---------     ----------     --------
A. G. Langbo                         73,000           4.54        $56.6250        1/21/04      $753,360
                                     10,000(2)         .58         55.5625        1/20/05       116,600
T. A. Knowlton                       18,500           1.15         56.6250        1/21/04       190,920
C. W. Elliott                        15,000            .93         56.6250        1/21/04       154,800
D. W. Thomason                       20,000           1.24         56.6250        1/21/04       206,400
W. A. Camstra                        13,000            .81         56.6250        1/21/04       134,160
G. E. Costley                        27,000           1.68         56.6250        1/21/04       278,640

- ---------------

(1) Stock options granted under the 1991 Incentive Plan. The options are exercisable on the date granted, have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant and include (a) the right to pay the exercise price in cash or with shares of stock previously acquired by the optionee;
    (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive a "Reload Option" as described in footnote (2) to the Summary Compensation Table on page 13 of this Proxy Statement.

(2) Represents 10,000 options which the Committee granted in January 1995 to Mr. Langbo in lieu of a portion of his cash bonus for 1994. See "Report of the Compensation Committee on Executive Compensation -- Chief Executive Officer Compensation."

(3) Grant date present value is determined using the Black-Scholes Model, a mathematical formula used to value exchange traded options. Stock options granted by the Company to its executives differ from exchange traded options in several key respects: options granted by the Company to its executives are long-term and nontransferable, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In this presentation, the Black-Scholes Model has been adapted to estimate the present value of the options set forth in the table, taking into consideration a number of factors. Since the model makes assumptions about future variables, the actual value of the options may be greater or less than the values stated in the table. Except with respect to the 10,000 additional option shares issued to Mr. Langbo referred to in footnote (2) above, the calculations assume a dividend yield of 2.25%, volatility of approximately 24%, and a risk-free rate of return of 4.70% based on the U.S. Treasury bill rate for three-year maturities on the grant date. The calculations with respect to Mr. Langbo's additional 10,000 option shares assume a dividend yield of 2.34%, volatility of approximately 21.5%, and a risk-free rate of return of 7.82% based on the U.S. Treasury bill rate for three-year maturities on the date of grant. In view of the Company's experience and the inherent motivation to exercise options early in their terms because of the reload option feature, new options were assumed to be outstanding for three years at the time of exercise. Depending upon fluctuations in the market price of the common stock, optionees may decide to exercise their options either earlier or later than this assumed period resulting in Black-Scholes values which would be lower or higher than those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture or the nontransferable nature of these options.


OPTION EXERCISES AND VALUES

     The following table provides information regarding the pre-tax value realized from the exercise of stock options during 1994 and the value of unexercised in-the-money options held by the named individuals at December 31, 1994.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                                           UNDERLYING UNEXERCISED              IN-THE-MONEY
                              SHARES                          OPTIONS AT FY-END            OPTIONS AT FY-END($)
                            ACQUIRED ON      VALUE      -----------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------  -----------   -----------   -----------     -------------   -----------   -------------
A. G. Langbo                     0             0          257,835(1)          0          $ 145,250          0
T. A. Knowlton                   0             0           56,366             0             32,375          0
C. W. Elliott                    0             0           70,550             0             26,250          0
D. W. Thomason                   0             0           68,106             0             35,000          0
W. A. Camstra                    0             0           50,382             0             22,750          0
G. E. Costley                    0             0          101,232             0             47,250          0

- ---------------


(1) Does not include 10,000 options which the Committee granted in January 1995 to Mr. Langbo in lieu of a portion of his cash bonus for 1994. See "Report of the Compensation Committee on Executive Compensation -- Chief Executive Officer Compensation."


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee, independent directors and is responsible for the establishment and oversight of executive compensation policies. The Company's executive compensation program is significantly linked to stockholder return and the emphasis is on pay for performance with individual, business unit, and corporate performance on a short- and long-term basis as the major considerations.

COMPENSATION PRINCIPLES

     The Committee's review of executive compensation incorporates the following basic compensation principles:

     - Compensation should encourage behavior that exemplifies the Company's shared values which the Company believes are essential in building long-term growth in volume and profit, enhancing its worldwide leadership position and providing increased value for stockholders. These shared values are profit and growth, people, consumer satisfaction and quality, integrity and ethics, and social responsibility.

     - Compensation at all levels should be competitive with comparable organizations and should reward performance and contribution to the Company's strategic objectives.

     - As employees assume greater responsibilities, a larger proportion of their total compensation will be "at-risk" incentive compensation (both short- and long-term), subject to individual and corporate performance measures.

     - Continuous improvement is expected in the defined targets and measures used to determine compensation.

     - Stock options are an effective method of aligning the interests of employees and stockholders and encouraging employees to think and act like owners.

     It is the Committee's belief that a compensation program designed with these five basic principles in mind should work to ensure present and future leadership performance which will result in optimal returns to the Company's stockholders over time. The executive compensation program is composed of three key elements: base salary, annual bonus awards, and long-term equity-based incentives. Each of these components is described below.

SALARIES

     Salaries are determined by a process which includes evaluating the level of responsibility for each position, utilizing competitive surveys to determine appropriate salary ranges and evaluating individual performance to determine appropriate salary increases. The Company utilizes a job evaluation process to develop the relative value of each position, expressed in evaluation points. Salary ranges are targeted at the 75th percentile of a compensation survey covering over 700 companies (the "Compensation Survey") prepared by a national outside compensation consultant. The companies included within the Compensation Survey operated in numerous industries and included over 90 percent of the 16 companies which currently comprise the S&P Food Index, the performance of which is reflected on the "Stock Performance Graph" at page 19 of this Proxy Statement. Another compensation survey covering salary, bonus, long-term incentives, benefits and perquisites (the "Second Survey") was also used for 1994 to ensure that the total remuneration package was competitive. This Second Survey confirmed that the Company's compensation planning methodology, as described in this Report, would result in competitive compensation packages at not less than the median of such survey. The Second Survey consisted of 30 comparable organizations among which the Company competes for executive talent, including over 75% of the companies comprising the S&P Food Index, and was conducted by a national outside compensation consultant. For the purpose of determining cash compensation, the Committee believes that the companies included in both surveys provide an appropriate base of comparable organizations.

     Salary increases are calculated based on individual performance and position in the salary range. Individual performance is determined through a performance management process which involves the individual and his or her supervisor mutually establishing key results which relate to near- and long-term business objectives and periodically reviewing progress in achieving such results. The performance ratings recommended by management are submitted to the Committee for review.

BONUS

     Target bonuses, which are a percentage of the midpoint of the applicable salary range, are determined using as an objective the 75th percentile of the Compensation Survey. Recommended bonus awards are then determined by adjusting the target bonus awards based on individual performance factors. The result is then adjusted further based on the Company's earnings per share (as adjusted for certain extraordinary or nonrecurring items) as compared to the target earnings per share. This adjustment of the recommended bonus may result in a bonus payment ranging from 0% to 150% of the recommended bonus.

LONG-TERM INCENTIVES

     The Company's long-term incentive program currently consists of grants of options to purchase shares of the Company's common stock under the 1991 Incentive Plan. Compensation pursuant to stock options is tied directly and exclusively to stock price performance so that each stockholder must benefit before the optionee can receive any benefit from the option. The 1991 Incentive Plan is designed to attract, retain and reward key employees of the Company and strengthen the mutuality of interest between key employees and the stockholders of the Company. Stock option targets are established by determining the 50th percentile value of all long-term incentives provided at various levels of responsibility based on the Second Survey. For the purpose of determining long-term incentives, the Committee believes that the Second Survey is an appropriate survey base of comparable companies providing long-term incentives among which the Company competes for executive talent. Individual performance, as determined by the performance management process, is used to modify the target award. While the Committee does not consider an individual's total current option or common stock holdings in determining such individual's award, it does review the option grants made to the individual, if any, in the prior year. The Committee reviews prior year option grants as a benchmark to ensure that awards are appropriate. No adjustments were deemed necessary in grants for 1994 based on such review.

PERQUISITES

     The Company does not generally grant significant perquisites to its employees or officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     For 1994, the salary, bonus, and long-term incentive awards of the Chief Executive Officer ("CEO") were determined by the Committee substantially in conformance with the policies described above for all other executives of the Company. The Committee evaluates the CEO's contribution to the Company's achievement of its long-term financial and nonfinancial objectives on an ongoing basis. In addition, the Committee evaluates performance of the CEO at least annually based upon a variety of factors including the Company's earnings per share, return on equity, return on assets, growth in sales and earnings, market share and total return to stockholders (including both the market value of the Company's stock and dividends thereon) and the extent to which strategic and business plan goals are met. The Committee does not assign relative weights or rankings to each of such factors but instead makes a subjective determination based upon a consideration of all such factors. In setting the CEO's 1994 compensation, the Committee noted the maintenance of positive sales growth, rising dollar market share in the United States and satisfactory levels of return on equity, return on assets, total return to stockholders (as evidenced by the Stock Performance Graph on page 19) and global volume market share in the face of intense global competition, inventory reductions by wholesale and retail customers, and sluggish economies in many countries. The Committee also noted that 1994 represented the 50th consecutive year of increased sales and the 42nd time in 43 years that the earnings of the Company, excluding one-time events, had increased.

     In determining Mr. Langbo's compensation package for 1994, the Committee specifically reviewed, in addition to the financial factors described in the preceding paragraph, the Company's significant progress toward geographic expansion of markets served including the recent commencement of operations in Latvia and India, and progress toward planned operations in China; the introduction of new products in 1993 and 1994; the continued implementation of Company strategies to divest certain non-core businesses at a maximum return to the Company and to reduce inefficient promotional spending while investing in brand-building advertising; the reorganization of the convenience foods division to enhance opportunities for further growth in that product category; the adoption of strategies to re-engineer, strengthen and make more cost effective the Company's global management and organizational structure; the successful creation of value for stockholders through the cost-efficient use of invested capital; and the implementation of cost control initiatives.

     The Committee further determined to grant Mr. Langbo additional options under the 1991 Incentive Plan in lieu of a portion of his cash bonus for 1994. Increasing Mr. Langbo's stock-based compensation further links his total pay package to stockholder value and Company performance. In making this determination, the Committee considered that such action would result in savings in compensation expense for the Company and the fact that the cash proceeds and tax benefits generated by exercise of such options would minimize any possible dilution to stockholders' interests.

     In summary, based on the performance of the Company in 1993 and 1994 and the Committee's determination of the CEO's contribution to this performance and to the positioning of the Company for future long-term growth, the Committee has determined that the compensation paid to the CEO, as described in the Summary Compensation Table accompanying this Report, serves the best interests of the Company's stockholders.

     The Committee has reviewed the Company's compensation plans with regard to the deduction limitation contained in Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"). The Committee believes that option grants under the 1991 Incentive Plan meet the requirements for deductible compensation. The Committee is submitting for stockholder approval the Company's Senior Executive Officer Performance Bonus Plan, which is intended to meet the deductibility requirements of the proposed regulations promulgated under the Act. See "Proposal 2 -- Proposal to Approve Adoption of the Senior Executive Officer Performance Bonus Plan." The Committee nevertheless is reserving the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE:
Russell G. Mawby (Chairman)
Gordon Gund
J. Richard Munro
Harold A. Poling
Donald Rumsfeld
Dolores D. Wharton

February 17, 1995

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative, five-year total stockholder return, including dividends, with the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the Standard and Poor's Food Group Index (the "S&P Food Index"). The graph assumes that $100 was invested on December 31, 1989 in each of Kellogg common stock, the S&P 500 Index and the S&P Food Index, and that all dividends were reinvested. The following graph is not, nor is it intended to be, indicative of future performance of the Company's common stock.

      Measurement Period
    (Fiscal Year Covered)           S&P 500        S&P FOOD         KELLOGG
1989                                       100             100             100
1990                                        97             108             116
1991                                       126             157             203
1992                                       136             157             212
1993                                       150             144             184
1994                                       152             161             193

                     SELECTED BENEFIT PLANS AND AGREEMENTS

KELLOGG COMPANY SALARIED PENSION PLAN

     Retirement benefits under the Kellogg Company Salaried Pension Plan (the "Pension Plan"), a defined benefit plan qualified under Section 401(a) of the Code, are payable to salaried employees who have vested (generally requiring the completion of five years of service) upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. A retiree's benefit amounts are based upon his or her credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Such retirement benefits are reduced by a portion of the retiree's Social Security-covered compensation and, for retirees who were participants of a previous profit-sharing plan, by certain amounts accrued pursuant to that plan.

     Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity.

                               PENSION PLAN TABLE

                ESTIMATED ANNUAL BENEFITS PAYABLE ON RETIREMENT

        AVERAGE                             AVERAGE YEARS OF SERVICE
        ANNUAL           ---------------------------------------------------------------
     COMPENSATION
     (AS DEFINED)           10         15         20         25         30         35          40           45
- -----------------------  --------   --------   --------   --------   --------   --------   ----------   ----------
$ 100,000..............  $ 14,234   $ 21,351   $ 28,468   $ 35,585   $ 42,703   $ 49,820   $   57,320   $   64,820
$ 300,000..............  $ 44,234   $ 66,351   $ 88,468   $110,585   $132,703   $154,820   $  177,320   $  199,820
$ 500,000..............  $ 74,234   $111,351   $148,468   $185,585   $222,703   $259,820   $  297,320   $  334,820
$ 750,000..............  $111,734   $167,601   $223,468   $279,335   $335,203   $391,070   $  447,320   $  503,570
$1,000,000.............  $149,234   $223,851   $298,468   $373,085   $447,703   $522,320   $  597,320   $  672,320
$1,350,000.............  $201,734   $302,601   $403,468   $504,335   $605,203   $706,070   $  807,320   $  908,570
$1,700,000.............  $254,234   $381,351   $508,468   $635,585   $762,703   $889,820   $1,017,320   $1,144,820

     Payment of the indicated benefits from the Pension Plan is subject to the addition of such provisions as may be necessary to continue its qualified status under the Code and, more particularly, subject to certain limits imposed by
Section 415 of the Code upon the annual benefit payable to a retiree from a pension plan qualified under the Code. Where benefits otherwise payable under the Pension Plan, as shown in the above table, are reduced to comply with
Section 415 of the Code, an amount equal to such reduction will be payable under the Kellogg Company Excess Benefit Retirement Plan.

     The Code prohibits compensation in excess of certain limits from being taken into account in determining benefits payable under a pension plan that is qualified under the Code. For years prior to 1994, compensation in excess of $200,000, adjusted for cost of living ($235,840 for 1993), and effective in 1994, compensation in excess of $150,000, to be adjusted for cost of living in the future, may not be considered. As a result, the Company adopted the Kellogg Company Supplemental Retirement Plan (the "Supplemental Plan") for those employees who are adversely affected by the Code. The Supplemental Plan provides for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for the limitation on compensation imposed by the Code.

     At December 31, 1994, credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were: Mr. Langbo, 38 years; Mr. Knowlton, 15 years; Mr. Elliott, 8 years; Mr. Thomason, 29 years; Mr. Camstra, 38 years; and Dr. Costley, 25 years. The compensation covered by the Pension Plan is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus. Covered compensation for Mr. Knowlton was $634,167.

     The Company has adopted an International Retirement Plan ("IRP") intended to provide supplemental death, disability and retirement benefits to certain Company employees who, at the Company's request, serve with one or more of the Company's international subsidiaries and, consequently, would not otherwise accrue the same level of benefits which would have accrued to such individuals had their tenure of employment with the Company been continuous in the United States. Participants in the IRP shall be those designated by the Company or any participating subsidiary if approved within the discretion of a Committee appointed by the Chairman of the Board. Covered compensation and the calculation of average annual compensation under the IRP is generally the same as under the Pension Plan. Mr. Langbo and Mr. Camstra were selected as participants in the IRP by reason of their many years of previous service in the Company's international operations. At December 31, 1994, Mr. Langbo and Mr. Camstra each had 38 years of credited service under the Plan. Estimated annual benefits payable upon retirement of Mr. Langbo and Mr. Camstra, assuming the specified compensation and years of credited service, without the offsets described in the paragraph below, are as shown in the following table. Such amounts assume payments in the form of a straight life annuity.

                               PENSION PLAN TABLE

                         INTERNATIONAL RETIREMENT PLAN
                ESTIMATED ANNUAL BENEFITS PAYABLE ON RETIREMENT

       AVERAGE                             AVERAGE YEARS OF SERVICE
       ANNUAL          -------------------------------------------------------------------------------------------
    COMPENSATION
    (AS DEFINED)          10         15         20         25         30          35           40           45
- ---------------------  --------   --------   --------   --------   --------   ----------   ----------   ----------
$  100,000...........  $ 20,000   $ 29,000   $ 38,000   $ 47,000   $ 56,000   $   65,000   $   74,000   $   83,000
$  300,000...........  $ 60,000   $ 87,000   $114,000   $141,000   $168,000   $  195,000   $  222,000   $  249,000
$  500,000...........  $100,000   $145,000   $190,000   $235,000   $280,000   $  325,000   $  370,000   $  415,000
$  750,000...........  $150,000   $217,500   $285,000   $352,500   $420,000   $  487,500   $  555,000   $  622,500
$1,000,000...........  $200,000   $290,000   $380,000   $470,000   $560,000   $  650,000   $  740,000   $  830,000
$1,350,000...........  $270,000   $391,500   $513,000   $634,500   $756,000   $  877,500   $  999,000   $1,120,500
$1,700,000...........  $340,000   $493,000   $646,000   $799,000   $952,000   $1,105,000   $1,258,000   $1,411,000

     Annual benefits payable under the IRP are offset by the value of all other Company or subsidiary pension programs, government-sponsored benefits, e.g., Social Security or state mandated termination benefits, and Company or subsidiary contributions to savings or thrift programs.

STOCK OPTION LOANS AND EXECUTIVE OFFICER INDEBTEDNESS

     Effective December 7, 1990, the Company terminated the loan program that had existed for the purpose of financing the exercise of key employee options and the payment of any resultant taxes. As of December 31, 1994, the following directors and executive officers, each of whom was indebted to the Company during 1994 in an aggregate amount of at least $60,000, had outstanding loans, bearing interest at 7.11% per year, from the Company in the respectively indicated principal amounts to purchase shares of common stock pursuant to the exercise of options and, in certain instances, to pay taxes incurred upon exercise of options: A. G. Langbo, $183,332; W. A. Camstra, $180,016; G. E. Costley, $218,913; C. W. Elliott, $151,938; C. E. French, $65,714; T. A.
Knowlton, $79,688; D. R. Schaller, $83,335; J. M. Stewart, $124,370. The largest aggregate amount of such stock option indebtedness for each such person during 1994 was, respectively: $417,086; $254,876; $278,978; $175,905; $79,820;
$102,428; $98,608; and $150,277.

MANAGEMENT EMPLOYMENT AGREEMENTS

     Effective January 30, 1987, the Company and Charles W. Elliott entered into several agreements pertaining to Mr. Elliott's employment by the Company. The agreements provide that Mr. Elliott will serve as the Company's Executive Vice President-Administration until the earlier of (i) his reaching age 65, (ii) permanent disability, (iii) death, or (iv) retirement or earlier termination of Mr. Elliott's employment with the Company. In the course of performing certain designated responsibilities, Mr. Elliott reports to the Company's Chief Executive Officer, who may assign other duties from time to time, and who may adjust Mr. Elliott's annual base salary consistent with practices and procedures of the Company generally applicable to the review of executive officers of the Company. One of the agreements also provides that, if the agreement is terminated without cause by the Company or by Mr. Elliott with cause, the Company is obligated to pay to Mr. Elliott a lump sum amount equal to his annual base salary at the date of termination plus the highest annual bonus paid in any one of the last three full years preceding his termination times the number of years (including portions of a year) remaining until January 1997, when Mr. Elliott becomes 65 years of age. In the event the agreement is terminated by the Company with cause or by Mr. Elliott without cause, any and all further salary, compensation and other benefits (with the exception of certain pension benefits discussed in the immediately following sentence and, in the case of death or disability, benefits under the Company's death and disability plans and policies) cease to be payable or otherwise provided. The Company has agreed to pay to Mr. Elliott, or his surviving spouse, if any, an annual supplemental retirement benefit equal to the lesser of $100,000 or the product of $10,000 times the number of Mr. Elliott's years of service with the Company, reduced, however, in either case by retirement benefits, if any, payable to Mr. Elliott, or his surviving spouse, under Company plans. The agreements contain no provision with respect to any change in control of the Company.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than ten percent (10%) of any class of the Company's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership of the Company's equity securities. The Company believes that during 1994 all Reporting Persons complied with their Section 16(a) filing obligations, except that Ms. McLaughlin and Mr. Fritz each failed to file Form 5 reports for the two previous years, covering 67 shares and 40 shares respectively, related to their holdings under certain dividend reinvestment plans.

                           SUBMISSION OF STOCKHOLDER
                     PROPOSALS FOR THE 1996 ANNUAL MEETING

     Stockholder proposals submitted for presentation at the 1996 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 14, 1995.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP is the independent auditor for the Company. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so. The Price Waterhouse LLP representative is also expected to be available to respond to appropriate questions at the meeting.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Annual Meeting and more specifically described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.

                      By Order of the Board of Directors,

                                Richard M. Clark
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1995

UPON WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREIN, THE COMPANY WILL, AFTER MARCH 31, 1995, PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1994 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT WITHOUT EXHIBITS. ALL SUCH REQUESTS MAY BE DIRECTED TO THE CONSUMER AFFAIRS OFFICE, KELLOGG COMPANY, ONE KELLOGG SQUARE, P.O. BOX CAMB, BATTLE CREEK, MICHIGAN 49016-1986.

                                                                      APPENDIX A

                                KELLOGG COMPANY

                SENIOR EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

                                   SECTION 1.

                            PURPOSE AND ELIGIBILITY

     The purpose of this Plan is to motivate the Company's executive officers through awards of annual cash bonuses to achieve strategic, financial and operating objectives, reward their contribution toward improvement in financial performance, provide the executive officers with an additional incentive to contribute to the success of the Company and offer a total compensation package that is competitive in the industry, and to include a bonus component which is intended to qualify as performance-based compensation deductible by the Company under the Code. Such executive officers of the Company as determined by the Compensation Committee of the Board will be eligible to receive payments hereunder.

                                   SECTION 2.

                                  DEFINITIONS

     "Award" shall have the meaning set forth in Section 3.

     "Board" shall mean the Board of Directors of the Company.

     "Bonus" shall mean a cash award payable to a participant pursuant to the terms of the plan, including an Award.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation Committee of the Board.

     "Company" shall mean Kellogg Company, a Delaware corporation, and its subsidiaries.

     "Compensation Survey" shall mean a survey of compensation practices of comparable companies as selected by the Committee.

     "Corporate Incentive Factor" shall mean the Company's earnings per share (as adjusted for certain extraordinary or non-recurring items) as compared to the pre-established target earnings per share.

     "Covered Employees" shall mean participants designated by the Committee prior to the award of a Bonus opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m) of the Code for the Measurement Period in which a Bonus hereunder is payable.

     "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

     "Measurement Period" shall mean a period of one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular Award.

     "Net Income" shall mean net income available for common stockholders as reported in the Company's audited financial statements, but not including extraordinary items and the cumulative effect of accounting changes.

     "Payment Date" shall mean the date following the conclusion of a particular Measurement Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Bonuses.

     "Performance Goals" shall have the meaning set forth in Section 3 hereof.

                                   SECTION 3.

                    ADMINISTRATION AND CALCULATION OF AWARDS

     The Plan shall be administered by the Committee, consisting of Disinterested Persons, in conformance with Section 162(m) of the Code ("Section 162(m)"). Any action by the Committee that would be violative of Section 162(m) shall be void. The Committee shall have the authority to determine eligibility of executive officers and the financial and other performance criteria applicable to the maximum potential recommended bonus (the "Award") which a participating executive officer may receive for services performed during that year. Target awards, which are a percentage of the midpoint of the applicable salary range, shall be determined using as an objective the 75th percentile of the Compensation Survey. Recommended Awards shall be determined by adjusting the target awards based on individual performance factors. The result is then adjusted further based on the Corporate Incentive Factor. This adjustment of the recommended bonus may result in a bonus payment ranging from 0% to 150% of the recommended bonus. The Committee shall evaluate individual performance by such performance factors as it deems appropriate. The performance factors shall be determined by the Committee in advance of each Measurement Period or such period as may be permitted by the regulations issued under Section 162(m), and may include long-term financial and non-financial objectives and Company performance ("Performance Goals"). With respect to the Chief Executive Officer, the factors shall be the same as those utilized by the Committee in its annual determination of performance including the Company's earnings per share, return on equity, return on assets, growth in sales and earnings, market share and total return to stockholders (including both the market value of the Company's stock and dividends thereon) and the extent to which strategic and business plan goals are met. Awards are based on the achievement of such performance criteria. Negative discretion may be used by the Committee to reduce the Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participating executive officer have the effect of increasing the amount of an Award otherwise payable to any other participating executive officer.

                                   SECTION 4.

                              MAXIMUM BONUS AWARDS

     The total of all Awards payable to any Covered Employee shall not under any circumstances exceed 3/4 of 1 percent (.0075) of the Net Income of the Company (the "Maximum Bonus Awards Pool") and no one individual may receive more than 60% of such pool. In the event that the total of all Awards payable to Covered Employees should exceed the Maximum Bonus Awards Pool as specified above, the Award of each Covered Employee will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

                                   SECTION 5.

                               PAYMENT OF AWARDS

     If the Performance Goals established by the Committee are satisfied and upon written certification by the Committee that the Performance Goals have been satisfied, payment shall be made on the Payment Date in accordance with the terms of the Award unless the Committee determines in its sole discretion to reduce the payment to be made.

                                   SECTION 6.

                           TERMINATION OF EMPLOYMENT

     In the event that a participating executive officer's employment with the Company terminates for any reason prior to the Payment Date with respect to any Bonus, the balance of any Bonus which remains unpaid at the time of such termination shall be payable to the participant, or forfeited by the participant, in accordance with the terms of the Award granted by the Committee; provided, however, that no amount shall be payable unless the Performance Goals are satisfied unless the termination of employment of the Covered Employee is due to death or disability. Participating executive officers who remain employed through the Measurement Period but are terminated prior to the Payment Date shall be entitled to receive Bonuses payable with respect to such Measurement Period.

                                   SECTION 7.

                           AMENDMENT AND TERMINATION

     The Board shall have the right to modify the Plan from time to time but no such modification shall, without prior approval of the Company's stockholders, change Section 3 of this Plan, alter the business criteria on which the Performance Goals may be based or to increase the amount set forth in Section 4, materially increase the amount available for Awards, materially increase the benefits accruing to participating executive officers, materially modify the requirements regarding eligibility for participation in the Plan or, without the consent of the participant affected, impair any Award made prior to the effective date of the modification.

                                   SECTION 8.

                                 MISCELLANEOUS

     Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

     Neither the establishment of this Plan nor the payment of any Award hereunder nor any action of the Company or the Committee with respect to this Plan shall be held or construed to confer upon any participating executive officer any legal right to be continued in the employ of the Company or to receive any particular rate of cash Compensation other than pursuant to the terms of this Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any participating executive officer whenever the interest of the Company may so permit or require without liability to the Company, the Board of Directors or the Committee, except as to any rights which may be expressly conferred upon a participating executive officer under this Plan.

     The adoption of this Plan shall not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor shall the Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for the participating executive officers.

                                   SECTION 9.

                                 EFFECTIVE DATE

     This Plan shall become effective upon approval by the stockholders.

                                                                      APPENDIX B

     The full text of the first paragraph of Article TENTH of the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, is set forth below:

                                     "TENTH

        The number of Directors of this Corporation shall be not less than twelve (12) nor more than eighteen (18). The exact number of Directors within such limitations shall be fixed from time-to-time by a resolution adopted by not less than two-thirds of the Full Board (as defined in Article NINTH). At the 1986 Annual Meeting of Stockholders, the Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1987 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1988 Annual Meeting of Stockholders, and the term of office of the third class to expire at the 1989 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, the class of Directors whose terms of office shall expire at such time shall be elected to hold office for terms expiring at the third succeeding Annual Meeting of Stockholders following their election. Each Director shall hold office until his successor shall be elected and shall qualify."

     The full text of the first paragraph of Article TENTH of the Amended and Restated Certificate of Incorporation of the Company, as proposed to be amended, is set forth below:

                                     "TENTH

        The number of Directors of this Corporation shall be not less than seven (7) nor more than fifteen (15). The exact number of Directors within such limitations shall be fixed from time-to-time by a resolution adopted by not less than two-thirds of the Full Board (as defined in Article NINTH). The Directors shall be divided into three classes, as nearly equal in number as possible, with a term of office of three years, one class to expire each year. At each Annual Meeting of Stockholders, the class of Directors whose terms of office shall expire at such time shall be elected to hold office for terms expiring at the third succeeding Annual Meeting of Stockholders following their election. Each Director shall hold office until his successor shall be elected and shall qualify."

                          REQUEST FOR ADMISSION TICKET


     If you plan to attend the 1995 Annual Meeting of Stockholders of Kellogg Company to be held at 1 p.m., local time, on Friday, April 21, 1995, this form should be used to request an admission ticket. If your request is received by April 10, 1995, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration area located in the W.K. Kellogg Auditorium lobby beginning at 11:30 a.m. on the day of the Annual Meeting.


     The envelope provided for return of your proxy card can be used to return this form or you may mail the ticket request directly to Kellogg Company, Attn. Barbara Auble, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599.

     Note: If your shares are currently held in the name of your broker, bank, or other nominee and you wish to attend the meeting, you must provide proof of ownership to obtain an admission ticket (e.g., a letter from your broker, bank or other nominee indicating that you are the beneficial owner of Kellogg Company stock as of March 1, 1995, the record date).

                              (cut on dotted line)
...............................................................................

     I (we) plan to attend the 1995 Annual Meeting of Stockholders of Kellogg Company. (Attendance will be limited to stockholders only. If your shares are held in a joint account and you would like more than one ticket sent, please indicate both names of the stockholders of record on the form below.)

Name(s)
- -------------------------------------------------------------------------------

Address
- -------------------------------------------------------------------------------

City                                        State       Zip Code
- ------------------------------------------------        -----------------------

Account Number (on Proxy Card)           KL
- -------------------------------------------------------------------------------

                                     [LOGO]

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

                        THE BEST TO YOU EACH MORNING(R)

N(LOGO)

    recycled

                               KELLOGG COMPANY


           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 21, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints A. G. Langbo and R. G. Mawby, or each one or more of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Kellogg Company to be held on April 21, 1995, and at any adjournment thereof, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company the undersigned would be entitled to vote if personally present upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2
AND 3.

          IMPORTANT: THIS PROXY IS CONTINUED AND MUST BE SIGNED AND
                          DATED ON THE REVERSE SIDE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

[                                                                             ]

1. ELECTION OF FOUR DIRECTORS - NOMINEES:
   Gordon Gund, William E. LaMothe, Russell G. Mawby, and Ann McLaughlin

                                         FOR ALL
          FOR          WITHHELD          EXCEPT

          / /            / /               / /

(To withhold authority to vote for any individual nominee(s), strike a line through the nominee's name to the left and fill in the "For All Except" oval).

2. APPROVAL OF SENIOR EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

          FOR           AGAINST          ABSTAIN

          / /            / /               / /



3. APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO REDUCE MAXIMUM AND MINIMUM BOARD SIZE

          FOR           AGAINST          ABSTAIN

          / /            / /               / /



_______________________________________________  Dated:______________________
Signature(s) of holders of common stock should agree with the name(s) shown on this Proxy.
For joint accounts, both owners should sign.